Exhibit 99.2

STR Holdings, Inc. Completes Sale of Quality Assurance Segment to UL for $275 million

ENFIELD, CT — September 1, 2011— STR Holdings, Inc. (NYSE: STRI) today announced that it closed on the sale of its Quality Assurance (QA) business to UL (Underwriters Laboratories) for $275 million in cash, plus approximately $8 million of cash assumed. Concurrently, the Company retired its outstanding credit facilities using the proceeds from the transaction. QA’s historical financial results will be presented as a discontinued operation in future consolidated financial reports for STR Holdings, Inc.

“This transaction greatly improves our financial flexibility and our management’s ability to focus on and pursue our growth strategies in Solar,” said Dennis L. Jilot, Chairman, President and Chief Executive Officer. “I am very excited about the opportunities that are ahead of us, and we wish our terrific QA employees best of luck as they continue their journey as the centerpiece of UL’s Verification Services business.”

About STR Holdings, Inc.

STR is one of the world’s leading providers of high quality, superior performance encapsulants for the photovoltaic (PV) module industry, serving more than 80 manufacturers worldwide. The Company pioneered the solar encapsulant market more than 30 years ago with the invention of the first EVA encapsulant. Today, it continues to innovate through its extensive R&D program, which has led to the introduction of new technologies. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strholdings.com.

About UL

UL is a premier global independent safety science company with more than 117 years of history.  Employing more than 6,800 professionals in over 96 countries, UL has five distinct business units — Product Safety, Environment, Life & Health, University, and Verification Services — to meet the expanding needs of our customers and to deliver on our public safety mission.  Additional information about UL may be found at UL.com.

Safe Harbor Statement

This press release and any oral statement made in respect of the information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business and are based upon assumptions that the Company has made in light of its industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances. However, these forward-looking statements are not guarantees of future performance or financial or operating results. The Company undertakes no obligation to publicly update any forward-looking statements contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Controller and Principal Accounting Officer

+1 (860) 758-7325

joseph.radziewicz@strus.com

or

ICR, LLC

Gary Dvorchak, CFA

Senior Vice President

Investor Relations Consultant

+1 (310) 954-1123

Gary.Dvorchak@icrinc.com